Exhibit 10.9

COLFAX CORPORATION

DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE 1

ESTABLISHMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby establishes the Colfax Corporation Director Deferred Compensation Plan for the purpose of providing members of the Corporation’s Board of Directors with an opportunity to defer compensation that would otherwise be currently payable to the Directors. The Plan is established effective as of the date the Corporation’s common stock, par value $0.001 per share (“Common Stock”), becomes available for sale in an initial public offering (the “Effective Date”). The Company intends that the Plan shall be treated as an unfunded plan for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as a plan for a select group of management and highly compensated employees for purposes of ERISA.

ARTICLE 2

PARTICIPATION

2.1. Participation

A Director may elect to receive deferred stock units in lieu of: (1) Retainer Fees or Meeting Fees payable with respect to an upcoming calendar year or (2) an award of Stock Units. A Director who elects to receive deferred stock units under the Plan shall become a Participant, and the Company shall establish a Deferred Stock Unit Account in which such deferral(s) shall be held in accordance with this Plan.

2.2. Director Fees

Elections to defer Retainer Fees or Meeting Fees may only be made to receive 0%, 25%, 50%, 75% or 100% of the Fees to be earned in the upcoming year. A Participant’s election shall specify the percentage of the Fees converted to deferred stock units and credited to the Deferred Stock Unit Account. The election must be made in writing during the enrollment period established by the corporate secretary that closes prior to the calendar year in which the Fees otherwise would be paid. The enrollment period shall be a period of up to 60 days ending no later than December 31 of the year prior to the calendar year in which the Fees otherwise would be paid. Failure to complete an election form by December 31 will result in Fees for the upcoming year being paid entirely in cash.

The Company shall grant deferred stock units to a Participant at the end of each calendar quarter in lieu of Retainer Fees or Meeting Fees that otherwise would be paid to the Participant for his or her Board service during such calendar quarter. The number of deferred stock units credited is determined by dividing the amount of Fees deferred by the closing price of the Common Stock on the last trading day of the calendar quarter. For the purpose of crediting the Deferred Stock Unit Account for the quarterly Fee deferral, fractional shares shall be rounded to the nearest whole number of shares. The deferred stock units are fully vested and shall be credited to a Participant’s Deferred Stock Unit Account on the date of grant.

2.3. Stock Units

A Director who may be awarded Stock Units by the Company may make a deferral election under the Plan. Elections to defer Stock Units shall indicate the number of Stock Units or shares a Director elects to defer to the Deferred Stock Unit Account. Notwithstanding any provision to the contrary in this Plan, a Participant’s Deferred Stock Unit Account is payable solely in shares of the Company’s common stock (with any fractional share paid in cash). The election must be made in writing during the enrollment period established by the corporate secretary. The enrollment period shall be a period of up to 60 days ending no later than December 31 of the year prior to the year in which the Stock Units are granted.

2.4. First-Year Eligibility

If a Director first becomes eligible to participate in accordance with this Plan during a calendar year (i.e., is elected to fill a vacancy on the Board during a calendar year), notwithstanding the general requirement stated in this Section 2 that the election be completed and submitted before the calendar year of commencement, an election may be submitted to the Plan Administrator within 30 days after the Participant first becomes a Director. If the Director submits an election form to the Plan Administrator prior to the commencement of his or her term as a Director, the election will be effective with respect to all Fees payable for the calendar year of becoming a Director and Stock Units not yet awarded. If the Director does not submit an election form to the Plan Administrator prior to the commencement of his or her term as a Director, the election will be effective only with respect to Stock Units granted and Fees earned and payable during the calendar year following the submission of the election form to the Plan Administrator.

2.5. Effect of Deferral Election

Deferral elections pursuant to this Plan are irrevocable for the remainder of the calendar year.

ARTICLE 3

PAYMENT OF DEFERRED STOCK UNIT ACCOUNT

3.1. Termination of Board Service

Payment of the deferred stock units shall not be made until after the Participant’s termination of service as a Director of the Company. If the Participant’s service as a Director of the Company ceases for any reason, payment shall be made as previously elected by the Participant in accordance with Section 3.2 below.

3.2. Form and Time of Payment

For each election that the Director completes and submits in connection with the Plan, which is confirmed by the Participant’s execution of a deferral agreement, the payment of his or her Deferred Stock Unit Account (or the portion thereof to which the election applies) is to be made as a lump sum in shares of Common Stock.

Pursuant to the Director’s election on the deferral agreement, payment of the Deferred Stock Unit Account (or the portion thereof to which the election applies) shall commence on the last day of the month after the Director’s termination of service, or as of January 31 of the 1st, 2nd, 3rd, 4th, 5 th calendar year after termination of service in accordance with the particular election.

Any fractional shares shall be distributed in cash.

ARTICLE 4

ACCOUNTS ESTABLISHMENT

4.1. Accounts

A Deferred Stock Unit Account shall be established and maintained by the Plan Administrator for each Participant, in which shall be recorded the Fees converted to deferred stock units and any deferral of Stock Units. Sub-accounts shall be maintained as necessary to reflect different deferral elections pursuant to subsection 4.1.1 and 4.1.2.

4.1.1 Fee Sub-Account

For the Fees, the deferred stock units shall be credited to the fee sub-account of the Participant’s Deferred Stock Unit Account as of the following dates:

(a) The deferred portion of one-fourth of the annual Retainer Fee shall be converted into deferred stock units and credited to the Deferred Stock Unit Account as of the last day of each calendar quarter; and

(b) The deferred portion of any Meeting Fee shall be converted into deferred stock units and credited to the Deferred Stock Unit Account as of the last day of the calendar quarter in which such meeting was held.

4.1.1 Stock Unit Sub-Account

In connection with a deferral of Stock Units, deferred stock units shall be credited to the stock unit sub-account of the Participant’s Deferred Stock Unit Account as soon as administratively practicable following the deferral election in the amount of the number of shares subject to the deferral election.

4.2. DSU Value

Each deferred stock unit credited to the sub-accounts represents the value of a share of Common Stock.

4.3. Dividend Equivalents

Dividend equivalents shall be credited to each deferred stock unit on each dividend record date to the extent of dividends issued on Common Stock, provided the record date for such dividends is on or after the end of the quarter as of which the deferred stock units are credited to the Participant. Such dividend equivalents shall themselves be converted into deferred stock units as of the dividend record date by dividing the amount of the dividend equivalents by the value of the Common Stock as of the applicable dividend record date. Any such additional deferred stock units (or fraction thereof) resulting from dividend equivalent credits shall be treated as deferred stock units and credited to the Deferred Stock Unit Account, and shall be subject to the terms and conditions of this Plan and the deferral agreement.

4.4. 2008 Omnibus Incentive Plan

Shares of Common Stock delivered pursuant to this Plan shall be made from the Colfax Corporation 2008 Omnibus Incentive Plan (the “Omnibus Plan”) and shall be credited against the number of shares of Common Stock available for issuance under the Omnibus Plan.

4.5. Effect of Corporate Transactions

In the event of a change in the number of outstanding shares of Common Stock by reason of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company that does not result in a Corporate Transaction, the Committee (or, if the Company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Participant, will make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities represented by the stock units making up the Deferred Stock Unit Account.

If there is a Corporate Transaction, then, upon consummation of the Corporate Transaction, but in no event more than 15 days following the Corporate Transaction, the Company shall provide the Participant with a cash payment equal to the value per share of the consideration received in the Corporate Transaction multiplied by the number of deferred stock units. Upon payment of the cash amount just described, notwithstanding anything to the contrary in the deferral agreement, the deferral agreement shall expire, and no further payment shall be due to the Participant in respect of the Deferred Stock Unit Account.

ARTICLE 5

SURVIVOR AND DEATH BENEFITS

5.1. Death Benefit

Upon the death of a participant Director, all amounts, if any, remaining in his or her Deferred Stock Unit Account shall be distributed to the Beneficiary designated by the Director in a lump sum as soon as practicable following the Director’s death.

If the designated Beneficiary does not survive the Director or dies before receiving payment of the Director’s Deferred Stock Unit Account, payment shall be made to the estate of the Director.

ARTICLE 6

ADMINISTRATION

6.1. Administration

The Plan shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret the Plan, to establish the procedures for administering the Plan and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

6.2. Amendment and Termination of the Plan

The Committee may, in their sole discretion, amend the Plan at any time or from time to time, in whole or in part, and for any reason, by written action. However, no amendment shall reduce the amount accrued in any Deferred Stock Unit Account as of the date of such amendment.

The Committee also may terminate the Plan with respect to the Participants who render services as Directors or who formerly rendered services as Directors by written action. In the event of such termination, the Deferred Stock Unit Accounts of participating Directors shall be paid in a lump sum at such times as shall be determined pursuant to Article 3, unless the Board shall prescribe an earlier time or times for payment of such accounts and such payments would not result in the imposition of an excise tax under Code section 409A.

ARTICLE 7

GENERAL PROVISIONS

7.1. Alienation of Benefits

No Deferred Stock Unit Account payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. The Company shall not in any manner be liable for or subject to the debts or liabilities of any person entitled to payment hereunder.

7.2. No Right to Service

Nothing contained in the Plan shall be deemed to give any Director the right to be retained in the service of the Company or to interfere with the right of the Company to remove or seek the resignation of any Director at any time without regard to the effect that such removal or resignation may have upon the Director under this Plan.

7.3. Unfunded Arrangement

The Deferred Stock Units Account shall be an unfunded, unsecured, contractual obligation of the Company. The Company shall not be required to segregate any assets to provide payment of Deferred Stock Unit Accounts, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to the payment of Deferred Stock Unit Accounts shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any Company property. Accordingly, the Participant’s rights to payment hereunder shall be that of an unsecured creditor.

7.4. Miscellaneous

(a) Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.

(b) Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(c) Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(d) Complete Statement of Plan

This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing, subject to any terms and conditions for amendment, modification or termination set forth in this Plan.

7.5. Governing Law

The Plan shall be governed by the laws of the State of Delaware without regard to its choice of law provisions.

ARTICLE 8

DEFINITIONS

In addition to those definitions set forth in Article 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this Article 8:

8.1. “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any subsidiary corporation of the Company within the meaning of Code Section 424(f).

8.2 “Beneficiary” means the person or persons designated by the Director to receive payment of the Director’s Deferred Stock Unit Account in the event of the death of the Director.

8.3. “Board” means the Board of Directors of the Company

8.4. “Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company.

8.5. “Deferred Stock Unit Account” means the bookkeeping account established under these Plan by the Company for each Participant, in which shall be reflected amounts credited as deferred stock units.

8.6. “Director” means any member of the Board of the Company.

8.7. “Fee” means compensation expected to be paid by the Company to a Director for services rendered on or after the effective date, exclusive of any reimbursement by the Company for expenses incurred by the Director related to attendance at Board meetings or Board committee meetings.

8.8. “Meeting Fee” means any Fee, other than a Retainer Fee, paid by the Company to a Director as compensation for attendance at a meeting of the Board or attendance at a meeting of a Board committee.

8.9. “Participant” means a Director or former Director who has a Deferred Stock Unit Account established pursuant to this Plan.

8.10. “Plan Administrator” means the Company.

8.11. “Retainer Fee” means the annual retainer amount and committee chair fee expected to be paid by the Company to a Director.

8.12 “Stock Unit” has the meaning set forth under the Omnibus Plan.

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To reflect the adoption of this Plan, the Company hereby executes this document.

COLFAX CORPORATION

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